DSI REALTY INCOME FUND VI
(A California Real Estate Limited Partnership)

BALANCE SHEETS(UNAUDITED), JUNE 30, 1999 AND DECEMBER 31, 1998

                               June 30,          December 31,
                                 1999                1998
ASSETS

CASH AND CASH EQUIVALENTS     $  701,942         $  546,110
PROPERTY, Net                  3,322,779          3,513,086
OTHER ASSETS                      55,368             54,810

TOTAL                         $4,080,089         $4,114,006

LIABILITIES AND PARTNERS' EQUITY (DEFICIT)

LIABILITIES                     $311,038           $364,781

PARTNERS' EQUITY (DEFICIT):
General Partners                 (55,595)           (55,794)
Limited Partners               3,824,646          3,805,019
     Total partners' equity    3,769,051          3,749,225

TOTAL                         $4,080,089         $4,114,006

See accompanying notes to financial statements (unaudited).


STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED JUNE 30, 1999 AND 1998

                                June 30,           June 30,
                                  1999               1998
REVENUES:
Rental income                   $706,590           $688,948
Interest                           2,357              4,193
     Total revenue               708,947            693,141

EXPENSES:
Operating Expenses               364,202            360,204
General and Administrative        75,685             70,997
     Total expenses              439,887            431,201

NET INCOME                      $269,060           $261,940

AGGREGATE NET INCOME ALLOCATED TO :
    Limited Partners            $266,369           $259,321
    General Partners               2,691              2,619
TOTAL                           $269,060           $261,940
NET INCOME PER
   LIMITED PARTNERSHIP UNIT      $ 11.21            $ 10.92

LIMITED PARTNERSHIP
  UNITS USED IN PER
  UNIT CALCULATION                23,753             23,753

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998


                                 June 30,            June 30,
                                   1999                1998

REVENUES:
Rental income                  $1,405,180          $1,343,051
Interest                            4,735               7,179

Total revenues                  1,409,915           1,350,230

EXPENSES:
Operating                         698,358             669,883
General and administrative        151,890             146,489

Total expenses                    850,248             816,372

NET INCOME                       $559,667            $533,858

AGGREGATE NET INCOME
ALLOCATED TO:
 Limited Partners                $554,070            $528,519
 General Partners                   5,597               5,339

TOTAL                            $559,667            $533,858

NET INCOME PER LIMITED
 PARTNERSHIP UNIT                  $23.33              $22.25

LIMITED PARTNERSHIP UNITS
 USED IN PER UNIT CALCULATION      23,753              23,753

See accompanying notes to financial statements (unaudited).




STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998

                                GENERAL       LIMITED
                                PARTNERS      PARTNERS       TOTAL



BALANCE AT JANUARY 1, 1998      ($52,270)     $4,153,818   $4,101,548

NET INCOME                         5,339         528,519      533,858
DISTRIBUTIONS                     (5,398)       (534,443)    (539,841)

BALANCE AT JUNE 30, 1998        ($52,329)     $4,147,894   $4,095,565

BALANCE AT JANUARY 1, 1999      ($55,794)     $3,805,019   $3,749,225

NET INCOME                         5,597         554,070      559,667
DISTRIBUTIONS                     (5,398)       (534,443)    (539,841)

BALANCE AT JUNE 30, 1999        ($55,595)     $3,824,646   $3,769,051


See accompanying notes to financial statements(unaudited).


STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998

                                      June 30,          June 30,
                                        1999              1998

CASH FLOWS FROM OPERATING
 ACTIVITIES:

Net income                             $ 559,667        $ 533,858
Adjustments to reconcile net
  income to net	cash provided
  by operating activities:
     Depreciation                        209,610          209,611
  Changes in assets and liabilities:
     Increase in other assets               (558)         (60,794)
     (Decrease)increase in liabilities   (53,743)           9,883
Net cash provided by operating
  activities                             714,976          692,558

CASH FLOWS FROM INVESTING ACTIVITIES -
  Additions to property                  (19,303)

CASH FLOWS FROM FINANCING ACTIVITIES -
     Distributions to partners          (539,841)        (539,841)

NET INCREASE IN CASH AND
 CASH EQUIVALENTS                        155,832          152,717

CASH AND CASH EQUIVALENTS:
At beginning of period                   546,110          529,808
At end of period                       $ 701,942        $ 682,525

See accompanying notes to financial statements (unaudited).


DSI REALTY INCOME FUND VI
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1. GENERAL

DSI Realty Income Fund VI (the "Partnership"), a limited partnership, has two general partners (DSI Properties, Inc., and Diversified Investors Agency) and limited partners owning 23,753 limited partnership units. The Partnership was formed under the California Uniform Limited Partnership Act for the primary purpose of acquiring and operating real estate.

The accompanying financial information as of June 30, 1999, and for the periods ended June 30, 1999 and 1998, is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

Properties owned by the Partnership are all mini-storage facilities. Depreciation is calculated using the straight line method over the estimated useful life of 20 years. The total cost of property and accumulated depreciation at June 30, 1999, is as follows:

        Land                             $ 1,759,000
        Buildings                          8,429,963
        Equipment                             35,185
        Total                             10,224,148
        Less: Accumulated Depreciation   ( 6,901,369)
        Property - Net                   $ 3,322,779


3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.